Exhibit 10.9

COMMERCIAL SUBLEASE AGREEMENT

THIS COMMERCIAL SUBLEASE AGREEMENT (the "Commercial Sublease Agreement" or "Sublease"), made on this 13th day of August, 2014 by and between M&S, LLC having an address at 4910 West Colfax Avenue, Denver, Colorado, 80204 ("Sublessor") and Diego Pellicer Worldwide, Inc., having an address at 3496 Fairview Way, West Linn, Oregon, 97068 ("Sublessee").

WHEREAS, on the 13th day of August, 2014, Sublessor has entered into a commercial lease agreement with the Lessor for a period starting from August 13th , 2014 and ending on June 30, 2018 (the "Master Lease"). A copy of the Master Lease Agreement is attached hereto; and

WHEREAS, Sublessee and Sublessor wish to enter into this Commercial sublease Agreement, where under the Sublessor will sublease the Premises to Sublessee.

Premises

Subject to the terms and conditions of this Agreement, Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the following Premises:

building and property addressed as 755 South Jason Street, Denver, Colorado, 80223 and described as a +/- 15,000 square foot warehouse-type structure, (the "Premises").

Term

The term of this Commercial sublease shall commence on the 13th day of August, 2014 and shall continue until the 30th of June, 2018.

Sublease

This Commercial Sublease Agreement will be subject to the remaining terms and conditions contained in the Lease. In such an event, the terms of this Commercial sublease Agreement shall control over the Lease. The Sublessee hereby fully agrees acknowledges and agrees to perform all of the Sublessor's duties and obligations under the Master Lease.

Rent*

For the term of this Agreement, the Sublessee shall pay to Sublessor the base rental of $25,000 per month. The monthly payment shall be due in advance on the first day of each calendar month at the following address 4910 West Colfax Avenue, Denver, Colorado, 80204, or at such other place designated by written notice from Sublessor.

*Additional Rent: Property and personal property taxes, building casualty and personal property insurance, and wastewater taxes are due each month as additional rent to Sublessor.

Late Charges

Any rent payment not made by the fifth day of the month shall be considered overdue and in addition to Sublessor's other remedies, Sublessor may levy a late payment charge equal to five percent (5%) per month on any overdue amount.

Rent Payments and Security Deposit

Prior to taking possession of the Premises, Sublessee shall pay first month's rent, the last two months' rent, and a two month security deposit in the amount of $125,000.00 (One Hundred and Twenty Five Thousand Dollars) for the full and faithful performance by the Sublessee of all the terms of this Commercial Sublease. The security deposit will be refunded to Sublessee after the expiration of this sublease, provided the Sublessee has fully and faithfully carried out all of its obligations under this Agreement.

The Master Lease's rent shall be paid directly to Landlord and the difference between the Sublease and the Master Lease will be paid directly to Sublessor.

Sublessor agrees to notify Sublessee in writing on any notices received by Sublessor from landlord, including but not limited to a breach of Master Lease. Sublessor agrees that Sublessee has the right to cure said breach, and offset the cost of said cure from payments due Sublessor.

Utilities

Sublessee shall pay directly for all utilities, services and charges provided to the premises, including any and all deposits required.

Parking Space

Sublessee is assigned parking as follows: all on Property Use.

If consistent with City of Denver zoning requirements, Sublessee shall use the premises for licensed medical/retail marijuana growing, medical/retail processing (MIPS) and medical/retail center purposes only, and for no other purpose without Sublessor's prior written consent. Notwithstanding the forgoing, Sublessee shall not use the Premises for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device.

Quiet Enjoyment

Sublessor covenants and warrants that upon performance by Sublessee of its obligations hereunder, Sublessor will keep and maintain Lessee in exclusive, quiet, peaceable and undisturbed and uninterrupted possession of the Premises during the term of this sublease.

Repairs

Sublessee shall at its own expenses make all necessary repairs to the Premises. Such repairs shall include routine repairs of floors, walls, ceilings, and other parts of the Premises damaged or worn through normal occupancy, except for major mechanical systems or the roof, subject to the obligations of the parties otherwise set forth in this Sublease.

Termination

Upon the expiration or earlier termination of this Agreement, Sublessee shall return the Premises to Sublessor in good repair, condition and working order, ordinary wear and tear resulting from proper use thereof alone excepted.

Indemnity

Sublessee shall indemnify Sublessor against, and hold Sublessor harmless from, any and all claims, actions, suits, proceedings, costs, expenses, damages and liabilities, including reasonable attorney's fees and costs, arising out of, connected with, or resulting from Sublessees use of the Premises, including without limitation the manufacture, selection, delivery, possession, use, operation, or return of the Premises.

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Assignment and Subletting

Sublessee shall have the right to sublet the premises or assign this Agreement with the prior written consent of the Sublessor, as long as Sublessee remains financially responsible to Sublessor.

The Sublessor hereby authorizes and consents for the Premises to be sublet by Sublessee to licensed medical and/or recreational marijuana growers, processors and/or retailers, including DPCO, Inc, DPCO Denver, LLC, DPCO Jason, LLC, DPCO Brighton, LLC and/or DPCO Colfax, LLC (the "Second Sublessee"). Sublessee shall have the right to replace the Second Sublessee with Sublessor's approval, which approval shall not be unreasonably withheld; however Sublessee shall remain responsible for all terms and conditions of this Sublease. Sublessee must also receive approval from Lessor. New Second Sublessees must meet all other requirements of this Sublease. Any Second Sublessee or assignee shall be liable for all payments, conditions, covenants and agreements in the Master Lease.

Severability

If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

Entire Agreement

This Agreement constitutes the entire agreement between the parties and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement. This Agreement may be modified in writing and must be signed by both parties.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado. Notices

Any Notice and other communications which either party desires to give the other, may be given either personally or by post through certified mail, to the following address:

Sublessor:	Sublessee:
M&S, LLC	Diego Pellicer Worldwide, Inc.
4910 West Colfax Avenue	3496 Fairview Way
Denver, Colorado 80214	West Linn, Oregon, 97068

Waiver

The failure of either party to enforce any provisions of this Agreement shall not be deemed a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement. The acceptance of rent by Sublessor does not waive Sublessor's right to enforce any provisions of this Agreement.

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If Colorado or Denver laws or regulations, or Federal notices or prosecution, prohibit a Subtenant's operation of a marijuana operation at this location during the term of this Sublease or if a governmental notice is delivered to Landlord, Sublessor or Sublessee which requires the cessation of marijuana cultivation or infusion on the Premises, Landlord, Sublessor or Sublessee may terminate this Sublease with no penalties and Sublessee shall vacate the Premises within 30 days, if it cannot be cured, and any deposits and prepaid rent shall forthwith be returned by Sublessor to Sublessee.

If Premises' location or subtenant's subleases, licenses or operations is not approved, issued and/or licensed by the Marijuana Enforcement Division, City of Denver Zoning and/or City of Denver Excise and License Department, Sublessee may terminate this Sublease and this Sublease will become null and void without penalty, any deposits, prepaid rent payments shall forthwith be returned by Sublessor to Sublessee. Any rents already paid will be retained by Sublessor.

Landlord & Sublessor's Representation: Landlord and Sublessor represents to Sublessee that all funds associated with the negotiation and subsequent rental of the Master Lease were and are in no way associated with money laundering and is currently in compliance with, and shall at all times during the Term (including any extension thereof) remain in compliance with the Executive Order and with the Money Laundering Act, if, when and to the extent Landlord may become subject to the Money Laundering Act.

This Sublease may be executed in counterparts, all of which shall collectively be considered the original. A facsimile signature shall be sufficient and shall constitute an original signature for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Consent as of the day and year first written above.

AGREED TO this 15th day of August, in 2014, by:

SUBLESSOR	SUBLESSEE
M&S, LLC	Diego Pellicer Worldwide, Inc.

/s/ Shaw Aryan	/s/ Ronald Throgmartin
Shaw Aryan	Ronald Throgmartin

LANDLORD
William P Vassil

/s/ William P Vassil

Landlord: James J. Domenico

/s/ James J. Domenico